Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Advantage Solutions Inc. of our report dated April 22, 2020, except with respect to matters affecting the Company’s liquidity discussed in Note 19 and Schedule I - Condensed Parent Only Financial Information of Advantage Solutions Inc., as to which the date is September 9, 2020, relating to the financial statements and financial statement schedule of ASI Intermediate Corp. (formerly known as Advantage Solutions Inc.), which appears in Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-250201) of Advantage Solutions Inc.

/s/ PricewaterhouseCoopers LLP

Irvine, California

January 4, 2021